Exhibit 10(a) - Consent of Ernst and Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Independent Auditors" and "Experts" and to the use of our report dated March 15, 2002, with respect to the consolidated financial statements of Golden American Life Insurance Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, and to the use of our report dated February 15, 2002, with respect to the statement of assets and liabilities of Golden American Life Insurance Company Separate Account B as of December 31, 2001 and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, incorporated by reference into Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-28769).

Our audits (to which the date of our report is March 15, 2002) also included the financial statement schedules of Golden American Life Insurance Company included in Item 24(a)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                       /s/ Ernst & Young LLP
Atlanta, Georgia
October 18, 2002